29 March 2017

Mr Louis Haseman

219/18, The Waterford

7th Floor, Thonglor Soi 11

Sukumvit 55 Rd

Klongton Neau

Wattana

Bangkok

10110

Dear Mr Haseman,

Reference – Wine Storage Account with LCB Hillington. Account Code: HAS010

Thank you for your application form in respect of a private wine storage account with LCB. This has now been opened for you under customer code HAS010 at LCB Hillington, which is situated in Glasgow.

Please quote your customer code when making contact with us by telephone, email or letter. Please also ask your wine merchant and/or broker to quote your customer code when booking in deliveries to us on your behalf.

The charges applicable to your account are shown on the enclosed summary of charges.

Your account will operate on the basis of an annual invoice which reflects the stock held in your account as at 1 January each year. This is in respect of the year ahead, and generally speaking, there are no refunds in respect of stock withdrawn during the forthcoming year.

Goods received during the course of a calendar year, will be charged pro rata from the month of receipt through until 31 December, and thereafter, included within your subsequent annual invoice. Such invoices are issued the month following receipt of stock and no minimum charge is applied to these.

Upon receipt of under bond stock, we will require you to provide us with the purchase value of the product before it can be receipted into your account. This is to ensure that we have an accurate value for VAT calculation upon removal from bond. You will most likely receive this value request via email but if you do not use email, or we have difficulty contacting you, then we may send you a letter by post. Please be aware that if we do not receive the value from you, the stock will be receipted and placed on hold at an average market value. You will be able to update this at anytime if you later find the correct value, but if stock is released from bond at the average value this may result in you paying a higher level of VAT. This is why it is important for both you and us to ascertain the correct purchase value at the time of receipt. Stock can also be held in your account as duty paid goods and, if this is the case, we will not require the purchase value from you before receipt. Once all stock has been receipted, you will receive notification of the unique rotation numbers under which the stock is stored and, if the goods held have had UK duty paid, then this will be identified with a “D” after the year identifier.

However, the overall responsibility for ensuring receipt of any purchases made from your supplier or wine merchant remains with yourself as the account holder, and until you receive some form of receipt confirmation from us, we suggest that you track progress of your purchases.

All wines are warehoused under the conditions of contract of The United Kingdom Warehousing Association and carried under the conditions of the Road Haulage Association. These conditions are available via our website – www.lcb.co.uk – and can be downloaded directly. Alternatively, we can send you a copy upon request.

In order to minimise the administration of your account, we invite you to complete a Direct Debit mandate which can be used to settle both storage and delivery charges as well as any subsequent duty payments should you remove your case from storage. If you have not already done so, please complete the enclosed mandate and return to Lesley Batkin, Vinotheque, Derby Turn, Derby Road, Burton upon Trent, Staffordshire, DE14 1RY. Please note that we do need the original copy by post. Alternatively, payments can be made by bank transfer, debit or credit card. Please see enclosed details of how to make payment using these methods.

When you are ready to take delivery of your wines, you can either place your order online or send a request to vtorders@lcb.co.uk stating your requirements and delivery instructions. Please note that in order to comply with HMRC regulations you will be asked to settle duty and VAT charges in advance, unless agreed otherwise. Should you require a quotation for the cost of a delivery please contact vtcustomerservices@lcb.co.uk

As an additional service, we are also able to provide you with a Condition Report for your wine. This includes the provision of a high quality photograph of all the bottles together with their case, and can be requested via our website. The cost of each report is £7.50 plus VAT.

If you would like to view your account online, via our website, please email vtcustomerservices@lcb.co.uk, and our customer care team will be able to set you up using your email address and provide you with a password. To view your account, please go to www.lcb.co.uk and select ‘client login’, and enter your email address along with your password. You may change this using the Administration option if you wish to do so. Should you encounter any difficulties with our website please contact our dedicated customer care team on 0843 659 3617 or email at vtcustomerservices@lcb.co.uk.

Finally, the team at LCB Vinotheque (who will be dealing with any queries you may have) are here to provide you with every assistance with your account. You can contact them as follows:

Main telephone (UK callers)	0843 659 3618
Main telephone (Overseas callers)	44 (0) 203 126 4401
Fax	0843 659 3623
Customer services	0843 659 3617 vtcustomerservices@lcb.co.uk
Ray Buckledee (Goods-inwards)	0843 659 3618 rbuckledee@lcb.co.uk
Lesley Batkin	0843 659 3617 lbatkin@lcb.co.uk

Welcome to LCB Hillington.

Yours sincerely,

Lesley Batkin

Private Client Executive